Exhibit k(ii)

ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of this 17th day of April 2013, by and between CORNERSTONE STRATEGIC VALUE FUND, INC. (the "Fund"), a Maryland corporation having its principal place of business at 1075 Hendersonville Road, Suite 250, Asheville, North Carolina 28803 and AST FUND SOLUTIONS, LLC ("ASTFS"), a limited liability company organized under the laws of the State of Delaware and having it principal place of business at 6201 15th Avenue, Brooklyn, New York 11219.

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);
and
WHEREAS, the Fund desires that ASTFS provide certain administrative services for the Fund;
and
WHEREAS, ASTFS is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	RETENTION OF ASTFS.

           The Fund hereby retains ASTFS to act as the administrator of the Fund and to furnish the Fund with the services as set forth below.  ASTFS hereby accepts such employment to perform such duties.  ASTFS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

           ASTFS shall provide the Fund with regulatory reporting services; shall provide all necessary office space, equipment, personnel, compensation and facilities for handling the affairs of the Fund; and shall provide such other services as the Fund may request that ASTFS perform consistent with its obligations under this Agreement.  Without limiting the generality of the foregoing, ASTFS shall:

(a)	calculate Fund expenses and administer all disbursements for the Fund, and as appropriate compute the Fund's yields, total return, expense ratios and portfolio turnover rate;

(b)	prepare and coordinate, in consultation with Fund counsel, the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

(c)
develop and prepare, with the assistance of the Fund's investment adviser, communications to shareholders, including the annual report to shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Fund shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

(d)	administer contracts on behalf of the Fund with, among others, the Fund's investment adviser, custodian, transfer agent and fund accountant;

(e)	assist the Fund's transfer agent with respect to the payment of dividends and other distributions to shareholders;

(f)	calculate performance data of the Fund for dissemination to information services covering the investment company industry;

(g)	file all of the Fund's tax returns, and prepare and mail annual Form 1099, Form W-2P and Form 5498 to appropriate shareholders, with a copy to the Internal Revenue Service;

(h)
assist with the layout and printing of prospectuses and supplements thereto (if necessary), and assist with and coordinate layout and printing of the Fund's semi-annual and annual reports to shareholders and the Fund’s proxy statements;

(i)
provide individuals reasonably acceptable to the Fund's Directors to serve as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Directors;

(j)	advise the Fund and its Directors on matters concerning the Fund and its affairs including making recommendations regarding dividends and distributions;

(k)
obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Directors;

(l)	monitor and advise the Fund on its registered investment company status under the Internal Revenue Code of 1986;

(m)
monitor and advise the Fund on compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Fund's then current Prospectus or Statement of Additional Information;

(n)
provide such internal services as are requested by the Fund including, but not limited to, the coordination of meetings and preparation of materials for the quarterly and special meetings of the Directors and meetings of the Fund’s shareholders;

(o)
cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to, the Fund's independent public accountants in connection with the preparation of any audit or report requested by the Fund;

(p)
cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to the Securities and Exchange Commission (the “SEC”) or any other regulatory authority in connection with any regulatory audit of the Fund or the investment adviser of the Fund;

(q)	perform all administrative services and functions of the Fund to the extent administrative services and functions are not provided to the Fund by other agents of the Fund;

(r)	prepare and file with the SEC the following documents: semi-annual report for the Fund on Form N-SAR; Form N-CSR; Form N-Q; Form N-PX, fidelity bond, proxy statements and Form N-2;

(s)	prepare such financial information reports as may be required by any stock exchange or exchanges on which the Fund’s shares are listed;

(t)	monitor any share repurchase program the Fund may engage in, including the timely reporting of such information to any stock exchange or exchanges on which the Fund’s shares are listed;

(u)	review implementation of any stock purchase or dividend reinvestment programs authorized by the Board of Directors;

(v)	facilitate posting with the assistance of the webmaster or other agents updated information to the Fund’s public website; and

(w)	furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund as the Fund and ASTFS shall determine desirable.

2.	SERVICES NOT EXCLUSIVE.

Nothing in this Agreement shall limit or restrict ASTFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

3.	SUBCONTRACTING.

                 ASTFS may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that ASTFS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that ASTFS shall be responsible, to the extent provided in Section 8 hereof, for all acts of such subcontractor as if such acts were its own.

4.	ALLOCATION OF CHARGES AND EXPENSES.

                 ASTFS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. ASTFS shall also pay all compensation, if any, of officers of the Fund who are affiliated persons of ASTFS.

                 The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, taxes, expenses for legal and auditing services, accounting expenses, transfer agency expenses, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, the costs of custodial services, stock exchange listing fees, fees and out-of-pocket expenses of officers who are not affiliated persons of ASTFS, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund.

5.	COMPENSATION OF ASTFS.

                 For the services to be rendered, the facilities furnished and the expenses assumed by ASTFS pursuant to this Agreement, the Fund shall pay to ASTFS compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to ASTFS monthly. The Fund shall also reimburse ASTFS for its reasonable out-of-pocket expenses, including but not limited to the travel and lodging expenses incurred by officers and employees of ASTFS in connection with attendance at Board meetings and legal fees.

                 If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, ASTFS' compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of ASTFS’ compensation for the preceding month shall be made promptly.

6.	EFFECTIVE DATE.

                 This Agreement shall become effective with respect to the Fund as of the date first written above (the "Effective Date").

7.	TERM OF THIS AGREEMENT.

           The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of two years.  Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

           This Agreement may be terminated without penalty: (i) by either of the parties upon  sixty (60) days’ prior written notice; or (ii) for "cause" (as defined herein) upon the provision of thirty (30) days’ advance written notice by the party alleging cause.

                 For purposes of this Agreement, "cause" shall mean: (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

           Notwithstanding the foregoing, after such termination for so long as ASTFS, with the written consent of the Fund, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.  Compensation due ASTFS and unpaid by the Fund upon such termination shall be immediately due and payable upon and notwithstanding such termination.  ASTFS shall be entitled to collect from the Fund, in addition to the compensation described in Schedule A, the amount of all of ASTFS' cash disbursements for services in connection with ASTFS' activities in effecting such termination, including without limitation, the delivery to the Fund and/or its designees of the Fund's property, records, instruments and documents.

8.	STANDARD OF CARE.

           The duties of ASTFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against ASTFS hereunder. ASTFS shall use its commercially reasonable efforts in the performance of its duties hereunder and act in good faith in performing the services provided for under this Agreement. ASTFS shall be liable for any damages arising directly or indirectly out of ASTFS' failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of ASTFS' willful misfeasance, bad faith, or negligence in the performance of its duties. (As used in this Section 8, the term "ASTFS" shall include trustees, officers, employees and other agents of ASTFS as well as ASTFS itself.)

           Without limiting the generality of the foregoing or any other provision of this Agreement, (i) ASTFS shall not be liable for losses beyond its reasonable control, provided that ASTFS has acted in accordance with the standard of care set forth above; and (ii) ASTFS shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that ASTFS reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund (other than an employee or other affiliated persons of ASTFS who may otherwise be named as an authorized representative of the Fund for certain purposes).

           ASTFS may apply to the Fund at any time for instructions and may consult with counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with ASTFS' duties hereunder, and ASTFS shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. In the event of a conflict between directions or advice ASTFS receives from the Fund or the Fund’s counsel and the advice ASTFS receives from its own counsel, ASTFS may rely upon and follow the advice of its own counsel.

9.   INDEMNIFICATION.

 The Fund agrees to indemnify and hold harmless ASTFS from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") arising directly or indirectly out of any action or omission to act which ASTFS takes (i) at any request or on the direction of or in reliance on the advice of the Fund, (ii) upon any instruction, notice or other instrument that ASTFS reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund (other than an employee or other affiliated person of      ASTFS who may otherwise be named as an authorized representative of the Fund for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder.  The indemnification and limitation of liability contained herein shall survive the termination of this Agreement.

ASTFS agrees to indemnify and hold harmless the Fund from and against any and all Losses arising directly out of ASTFS’ own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. Notwithstanding the foregoing, the Fund shall not be indemnified against any Losses caused by the Fund's or the Fund's other service providers' willful misfeasance, bad faith or negligence.

                 ASTFS shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of ASTFS' own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Section 9, the term "ASTFS" includes the same parties identified in Section 8.)  ASTFS shall not be liable for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, which are hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.

10.	RECORD RETENTION AND CONFIDENTIALITY.

                 ASTFS shall keep and maintain on behalf of the Fund all books and records which the Fund and ASTFS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. ASTFS further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Fund and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.  If ASTFS is requested or required to disclose any confidential information supplied to it by the Fund, ASTFS shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek an appropriate protective order.  If such order is not available in time, the obligation of confidentiality shall be waived to the extent necessary to comply with such request or requirement.

11.	FORCE MAJEURE.

           ASTFS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

12.	RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

           All records and other data except computer programs and procedures developed to perform services required to be provided by ASTFS are the exclusive property of the Fund and all such records and data will be furnished to the Fund in appropriate form as soon as practicable after termination of this Agreement for any reason.  ASTFS may at its option at any time, and shall promptly upon the Fund's demand, turn over to the Fund and cease to retain ASTFS' files, records and documents created and maintained by ASTFS pursuant to this Agreement which are no longer needed by ASTFS in the performance of its services or for its legal protection.  If not so turned over to the Fund, such documents and records will be retained by ASTFS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Fund unless the Fund authorizes in writing the destruction of such records and documents.

13. REPRESENTATIONS OF THE FUND.

           The Fund certifies to ASTFS that  (1) as of the close of business on the Effective Date, all shares of the Fund are duly authorized, validly issued, fully paid and non-assessable, and (2) this Agreement has been duly authorized by the Fund and, when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

14.	REPRESENTATIONS OF ASTFS.

           ASTFS represents and warrants that:  (1) it will maintain a disaster recovery plan and procedures including provisions for emergency use of electronic data processing equipment, which is reasonable in light of the services to be provided, and it will, at no additional expense to the Fund, take reasonable steps to minimize service interruptions (ASTFS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided it maintains such plans and procedures); (2) this Agreement has been duly authorized by ASTFS and, when executed and delivered by ASTFS, will constitute a legal, valid and binding obligation of ASTFS, enforceable against ASTFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and (3) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

15.	INFORMATION TO BE FURNISHED BY THE FUND.

The Fund has furnished to ASTFS the following:

(a)	Copies of the Articles of Incorporation and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

(b)       Copies of the following documents:
(1)	The Fund's By-Laws and any amendments thereto; and

(2)
Certified copies of resolutions of the Directors covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct ASTFS thereunder.

(c)	A list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct ASTFS in all matters.

16.  AMENDMENTS TO AGREEMENT.

           This Agreement, or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

           For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and ASTFS may conclusively assume that any special procedure which has been approved by the Fund does not conflict with or violate any requirements of its Articles of Incorporation or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

17.  COMPLIANCE WITH LAW.

           Except for the obligations of ASTFS otherwise set forth herein, the Fund assumes full responsibility for the contents of its prospectus as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction.

18.  NOTICES.

            Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Fund, at1075 Hendersonville Road – Suite 250, Asheville, North Carolina 28803; and if to ASTFS, at 6201 15th Avenue, Brooklyn, New York 11219, Attn: Frank J. Maresca, with copy (which shall not constitute notice) to: 6201 15th Avenue, Brooklyn, New York 11219, Attn: General Counsel; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

19.  ASSIGNMENT.

                 This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party; provided, however, that ASTFS may assign this Agreement or any rights granted thereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of ASTFS’s assets or business without the prior written consent of the Company.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

20.  GOVERNING LAW.

           This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

21.  MULTIPLE ORIGINALS.

           This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

CORNERSTONE STRATEGIC VALUE FUND, INC.		AST FUND SOLUTIONS, LLC

By:	/s/ Ralph W. Bradshaw	By:	/s/ Frank J. Maresca
Name:	Ralph W. Bradshaw	Name:	Frank J. Maresca
Title:	President	Title:	Executive Vice President

SCHEDULE A

TO THE ADMINISTRATION AGREEMENT BETWEEN
CORNERSTONE STRATEGIC VALUE FUND, INC.
AND
AST FUND SOLUTIONS, LLC

FEES

Pursuant to Section 5, in consideration of services rendered and expenses assumed pursuant to the Administration Agreement between ASTFS and CORNERSTONE STRATEGIC VALUE FUND, INC. (the “Fund”), the Fund will pay ASTFS a monthly fee calculated as follows:

Average Daily Net Assets	Asset based Administration Fee
All assets	0.075%

The fee is subject to an annual minimum of $50,000.

The Fund is responsible for its operating expenses as set forth in Article 4 of its Administration Agreement between ASTFS and the Fund.

OUT-OF-POCKET EXPENSES:

In addition to the above fees, the Fund will reimburse ASTFS for certain out-of-pocket expenses incurred on the Fund’s behalf, including but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Fund.  The Fund will be responsible for its normal operating expenses, such as federal and state filing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers.
The fees quoted in this schedule apply to services ordinarily rendered by ASTFS and are subject to reasonable adjustment based on final review of documents, or when ASTFS is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand.  Furthermore, the fees quoted in this schedule are based upon information provided to ASTFS and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by ASTFS.  Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports and legal fees will be billed as extraordinary expenses.